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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                        Commission File Number 34-015178A

                            ROYCE LABORATORIES, INC.
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             (Exact name of registrant as specified in its charter)

                  5350 N.W. 165th Street, Miami, Florida 33014
                                 (305) 624-1500
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.005 per share
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            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

                Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [ ]
                Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
                Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                Rule 12g-4(a)(2)(ii)    [ ]
                Rule 12g-3(b)(1)(i)     [ ]     Rule 15d-6              [ ]

        Approximate number of holders of record as of the certification or notice date:
               1
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Addington Resources, Inc. (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: April 16, 1997                   BY: /s/ Patrick J. McEnany
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                                           Patrick J. McEnany, President


INSTRUCTIONS: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.